                                                                      Exhibit 99

CONDENSED CONSOLIDATED BALANCE SHEET
FERRO CORPORATION AND SUBSIDIARIES
JUNE 30, 1998 AND DECEMBER 31, 1997


                                                                    (Dollars in Thousands)
                                                                 (Unaudited)       (Audited)
                                                                     1998             1997
                                                                   --------         --------

ASSETS
------

Current Assets:
  Cash and Cash Equivalents                                         $36,016          $16,337
  Net Receivables                                                   267,755          232,927
  Inventories                                                       134,091          127,175
  Other Current Assets                                               52,509           50,591
                                                                   --------         --------

      Total Current Assets                                         $490,371         $427,030

Unamortized Excess of Cost Over Net Assets Acquired                  52,421           54,355
Other Assets                                                         67,967           64,114
Net Plant & Equipment                                               248,515          240,180
                                                                   --------         --------
                                                                   $859,274         $785,679
                                                                   ========         ========


LIABILITIES
-----------

Current Liabilities:
  Notes and Loans Payable                                           $25,390          $23,269
  Accounts Payable, Trade                                           121,737          109,958
  Income Taxes                                                        5,017            6,563
  Accrued Payrolls                                                   20,533           17,501
  Accrued Expenses and Other Current Liabilities                    125,184          120,416
                                                                   --------         --------

      Total Current Liabilities                                    $297,861         $277,707

Long-Term Debt                                                      157,008          102,020
ESOP Loan Guarantee                                                   8,934           13,815
Postretirement Liabilities                                           46,367           45,643
Other Liabilities                                                    73,177           73,343
Shareholders' Equity                                                275,927          273,151
                                                                   --------         --------
                                                                   $859,274         $785,679
                                                                   ========         ========

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FERRO CORPORATION AND SUBSIDIARIES


                                                            Three Months Ended          Six Months Ended
                                                                 June 30                    June 30
                                                         (Unaudited) (Unaudited)  (Unaudited)     (Unaudited)
(Dollars in Thousands)                                      1998         1997         1998            1997
--------------------------------------------------------------------------------------------------------------

Segment Sales
     Coatings, Colors, and Ceramics                       $208,490     $211,848     $407,821        $414,393
     Plastics                                               61,914       61,251      122,763         120,492
     Chemicals                                              77,600       89,946      157,183         170,357
                                                        ----------   ----------   ----------      ----------
Total Net Sales                                           $348,004     $363,045     $687,767        $705,242

Cost of Sales                                              255,453      270,164      505,075         525,934
Selling, Administrative and General Expenses                59,086       60,225      118,461         118,070
Realignment Expense                                              0      152,790            0         152,790
Other Charges (Credits):
  Interest Expense                                           3,833        3,040        6,939           6,070
  Net Foreign Currency (Gain)                                 (439)        (903)      (1,119)         (2,300)
  Other Expense - Net                                          947          395        1,970           2,858
                                                        ----------   ----------   ----------      ----------
     Income (Loss) Before Taxes                             29,124     (122,666)      56,441         (98,180)
Taxes on Income                                             10,722      (38,720)      20,984         (29,428)

Net Income (Loss)                                           18,402      (83,946)      35,457         (68,752)

Dividend on Preferred Stock, Net of Tax                        948          940        1,892           1,881

Net Income (Loss) Available to Common Shareholders       $  17,454    ($ 84,886)   $  33,565       ($ 70,633)
                                                        ==========   ==========   ==========      ==========

Per Common Share Data:
     Basic Earnings (Loss)                                   $0.47       ($2.21)       $0.90          ($1.84)
     Diluted Earnings (Loss)                                 $0.44       ($2.21)       $0.83          ($1.84)

Shares Outstanding:
     Average Outstanding                                36,955,301   38,451,827   37,171,745      38,418,254
     Average Diluted                                    41,186,318   42,692,641   41,489,182      42,528,672
     Actual End of Period                               36,596,683   38,484,144   36,596,683      38,484,144
--------------------------------------------------------------------------------------------------------------

CONDENSED CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
FERRO  CORPORATION  AND  SUBSIDIARIES


                                                                   Three Months Ended             Six Months Ended
                                                                        June 30                        June 30
                                                               (Unaudited)    (Unaudited)     (Unaudited)     (Unaudited)
(Dollars in Thousands)                                            1998           1997             1998            1997
========================================================================================   ==============================

Net Cash Provided from Operating Activities                      $3,656         $34,074          $28,511         $62,508

Cash Flow from Investing Activities:

     Capital Expenditures for Plant and Equipment               (10,255)        (11,648)         (23,799)        (20,696)




     Other Investing Activities                                  (1,144)          2,759           (1,524)          3,275
----------------------------------------------------------------------------------------   ------------------------------
Net Cash (Used for) Provided by Investing Activities            (11,399)         (8,889)         (25,323)        (17,421)

Cash Flow from Financing Activities:
     Net Borrowings (Payments) Under Short-Term Lines             4,005         (11,665)           2,122         (17,899)
     Proceeds  from  Long-Term  Debt                                382               0           54,270

     Purchase  of  Treasury  Stock                              (26,664)         (3,963)         (30,696)         (9,714)
     Cash Dividend Paid                                          (6,507)         (5,039)         (11,001)        (10,092)
     Other Financing Activities                                   1,061           1,272            2,739           2,079
----------------------------------------------------------------------------------------   ------------------------------
Net Cash (Used for) Provided by Financing Activities            (27,723)        (19,395)          17,434         (35,626)
Effect of Exchange Rate Changes on Cash                             541            (479)            (943)         (1,285)
----------------------------------------------------------------------------------------   ------------------------------
Increase (Decrease) in Cash and Cash Equivalents                (34,925)          5,311           19,679           8,176
Cash and Cash Equivalents at Beginning of Period                 70,941          16,891           16,337          14,026
----------------------------------------------------------------------------------------   ------------------------------
Cash and Cash Equivalents at End of Period                      $36,016         $22,202          $36,016         $22,202
========================================================================================   ==============================
Cash Paid During the Period for:
     Interest, net of amounts capitalized                        $4,695          $5,042           $5,894          $6,546
     Income Taxes                                               $17,579         $12,011          $20,856         $14,488
========================================================================================   ==============================